Exhibit 2

SHARE PURCHASE AGREEMENT

By and Among

MR. MING KOWN KOO

MS. SUI SIN CHO

And

KAISA GROUP HOLDINGS LIMITED

Dated as of July 11, 2017

(in Macau)

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 11, 2017, by and among:

(1)	Mr. Ming Kown KOO, an individual with Canadian passport No. (“Mr. Koo”);

(2)	Ms. Sui Sin CHO, an individual with Canadian passport No. , the wife of Mr. Koo (“Mrs. Koo”, together with Mr. Koo, the “Selling Shareholders”); and

(3)	Kaisa Group Holdings Limited, an exempted company duly incorporated and existing under the laws of Cayman Islands, listed and trading on the HKSE (Stock Code: 1638) (the “Investor”).

The Selling Shareholders and the Investor are sometimes herein referred to each as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Selling Shareholders beneficially own common shares, par value US$0.01 per share (“Common Shares”), of Nam Tai Property Inc., listed and trading on the NYSE (NYSE Symbol: NTP), an international business company duly incorporated and existing under the laws of the British Virgin Islands (the “Company”) ; and

WHEREAS, the Selling Shareholders wish to sell to the Investor, and the Investor wishes to purchase from the Selling Shareholders, an aggregate of 6,504,355 Common Shares (the “Shares”), upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Parties acknowledge that the Company is a “foreign private issuer” within the meaning of Rule 405 under the Securities Act.

WHEREAS, the Selling Shareholders are interested in bringing in the Investor’s expertise in property development in the PRC in the management of the Company.

WITNESSETH

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I    DEFINITIONS

Section 1.1    Certain Definitions. For purposes of this Agreement:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday, legal holiday or other day on which banks are required or authorized by Law to be closed in Hong Kong, the PRC or New York.

“Constitutional Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Encumbrance” means any security interests, mortgages, liens, pledges, charges, reservations, restrictions, rights of way, options, rights of first refusal, community property interests, equitable interests, conditional sale or other title retention agreements, any agreement to provide any of the foregoing and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money, whether imposed by contract, Law, equity or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Form 20-F” means the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2016 as filed with the SEC and all information contained, referred to or incorporated by reference therein.

“Governmental Authority” means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group” means, collectively, the Company and its subsidiaries.

“HKSE” means The Stock Exchange of Hong Kong Limited.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Letter of Intent” means the letter of intent dated April 25, 2017 entered into by and between the Investor and the Selling Shareholders.

“NYSE” means The New York Stock Exchange.

“Permitted Encumbrances” means (i) mechanics’, carriers’, or workmen’s, repairmen’s or similar liens arising or incurred in the ordinary course of business, (ii) liens for taxes, assessments and other governmental charges that are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and (iii) Encumbrances contained in the Constitutional Documents of the Company or any of the Transaction Documents or arising by operation of law, including any restrictions on transfer under applicable Securities Laws.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region of the People’s Republic of China (“Macau”) and the islands of Taiwan.

“SEC” means the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act.

“SEC Filings” means all reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC under the Securities Act or the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act and the listing rules of, or any listing agreement with, NYSE.

“Transaction Documents” means this Agreement, the Instrument of Transfer, and any other documents or instruments required to be executed or delivered in connection with this Agreement.

Section 1.2    Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Section
“Agreement”	Preamble
“Closing”	Section 2.2
“Common Shares”	Recitals
“Company”	Preamble
“Deposit”	Section 2.6
“Instrument of Transfer”	Section 2.3
“Investor”	Preamble
“Party”	Preamble
“Penalty Payment”	Section 2.6
“Purchase Price”	Section 2.1
“Relevant Period”	Section 2.5(b)
“RMB Security Payment”	Section 2.5(a)
“Selling Shareholders”	Preamble
“Selling Shareholders HK Account”	Section 2.4(b)
“Selling Shareholders PRC Account”	Section 2.5(a)
“Shares”	Recitals
“USD PP Payment”	Section 2.5(b)

Section 1.3    Interpretation and Rules of Construction. References in this Agreement to gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The words “to the extent” when used in this Agreement shall be deemed to be followed by the phrase “and only to the extent.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to US$ shall be to United States dollars and to cash shall be to cash in U.S. dollars.

ARTICLE II    PURCHASE AND SALE

Section 2.1    Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, the Selling Shareholders agree to sell and deliver to the Investor (or a nominee of the Investor), and the Investor agrees to purchase from the Selling Shareholders, at the Closing (as defined below), the Shares, free and clear of any and all Encumbrances (other than Permitted Encumbrances), at a purchase price of US$17.00 per Share for a total purchase price of US$110,574,035 (the “Purchase Price”), being the product of US$17.00 times 6,504,355 Shares and for the avoidance of doubt, the number of Shares to be purchased by the Investor shall (x) include (i) 6,344,355 Common Shares held by the Selling Shareholders and (ii) 160,000 Common Shares to be acquired by the Selling Shareholders upon the exercise of the unexercised and vested options of Mr. Koo, which exercise shall take place within 30 days of the signing of this Agreement and (y) in any event, not exceed 6,504,355 in total. For the avoidance of doubt, options of the Selling Shareholders vested after the signing of this Agreement are not a part of the transactions contemplated by this Agreement.

Section 2.2    Closings. Subject to the terms and conditions of this Agreement, the closing of the purchase, sale and delivery of the Shares pursuant to this Agreement (the “Closing”) shall take place no later than August 11, 2017, remotely via the exchange of documents and signatures as soon as possible following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article IV (other than such conditions as may, by their terms, only be satisfied on the date of the Closing).

Section 2.3    Closing Deliveries by the Selling Shareholders.

At the Closing, the Selling Shareholders shall deliver to the Investor:

(a)    a signed instrument of transfer in the form attached hereto as Exhibit A (an “Instrument of Transfer”) for the Shares, duly executed by the Selling Shareholders; and

(b)    an instruction form to Computershare, in its capacity as transfer agent for the Company, duly executed by the Selling Shareholders, instructing Computershare to transfer ownership of the Shares to the Investor (or a nominee of the Investor) in accordance with customary instructions provided by the Investor.

Section 2.4    Closing Deliveries by the Investor.

Prior to the Closing, the Investor shall deliver to the Selling Shareholders details of its U.S. brokerage account to receive and hold the Shares. At the Closing, the Investor shall deliver to the Selling Shareholders:

(a)    a signed Instrument of Transfer for the Shares, duly executed by the Investor; and

(b)    subject to Section 2.5 below, the Purchase Price (after deduction of the Deposit, which, for the purpose of calculating such amount, shall be translated into U.S. dollars at the exchange rate published by the People’s Bank of China as of the date of the Closing) by wire transfer in immediately available funds in U.S. dollars to the bank account in Hong Kong as designated by the Selling Shareholders in writing to the Investor at least three (3) Business Days before the Closing (the “Selling Shareholders HK Account”).

Section 2.5    RMB Security Payment.

(a)    If the Investor is unable to pay the Purchase Price in U.S. dollars to the Selling Shareholders HK Account at the Closing, the Investor shall (or shall cause an Affiliate to) transfer the equivalent amount (after the deduction of the Deposit) in Renminbi (converted at the exchange rate published by the People’s Bank of China as of the date of the Closing) (the “RMB Security Payment”) to a Renminbi bank account in the name of one or both of the Selling Shareholders in the PRC (the “Selling Shareholders PRC Account”) for the payment of the Purchase Price, which RMB Security Payment shall be held on the terms set forth in Sections 2.5(b), (c) and (d) below.

(b)    If Section 2.5(a) applies then, subject to any adjustment in accordance with Section 2.5(d), the Investor agrees and undertakes that it shall, notwithstanding its prior payment of the RMB Security Payment in accordance with Section 2.5(a), pay the Purchase Price in U.S. dollars by wire transfer in immediately available funds (the “USD PP Payment”) to the Selling Shareholders HK Account within six months from the Closing (the “Relevant Period”). Upon receiving payment of the USD PP Payment into the Selling Shareholders HK Account, the Selling Shareholders shall take such action within its control for the equivalent amount of RMB (converted at the exchange rate published by the People’s Bank of China as at the date of the Closing) to be repaid to the Investor or to its designated affiliate on the same day on which the USD PP Payment is received by the Selling Shareholders.

(c)    The Investor agrees and acknowledges that: (i) upon payment of the RMB Security Payment to the Selling Shareholders PRC Account, the RMB Security Payment shall at all times belong to and be the sole and absolute unencumbered property of the Selling Shareholders which may therefore be used and applied by the Selling Shareholders in whatever manner they see fit in their sole and absolute discretion; and (ii) any deposit interest accruing on the RMB Security Payment from time to time shall be for the account of the Selling Shareholders.

(d)    The Investor further agrees and acknowledges that, at any time during the Relevant Period, the Selling Shareholders shall have the right to elect, by giving notice to the Investor, that they will not require all or a portion of the Purchase Price to be paid in U.S. dollars to the Selling Shareholders HK Account within the Relevant Period, whereupon (i) the amount of the USD PP Payment which the Investor shall be obligated to pay to the Selling Shareholders and (ii) the equivalent amount of RMB which the Selling Shareholders shall be obligated repay to the Investor or to its designated affiliate in accordance with Section 2.5(b) shall, in each case, be adjusted downwards.

Section 2.6    Deposit and Penalty Payment. The Investor has paid to the Selling Shareholders a refundable deposit of RMB10,000,000 (the “Deposit”) to an account designated by the Selling Shareholders on June 5, 2017. The Investor and the Selling Shareholders agree that the Deposit will be applicable as a portion of the payment of the Purchase Price upon the Closing. In the event that the Closing fails to occur on or prior to August 11, 2017 as a result of any failure on the part of the Selling Shareholders to satisfy their obligations under Sections 4.2 (c) or (d), the Selling Shareholders shall refund the Deposit to the Investor and shall pay to the Investor a penalty payment in the amount of RMB10,000,000 (the “Penalty Payment”) within three Business Days after the Investor issues a notice to the Selling Shareholders specifying such failure on the part of the Selling Shareholders. In the event that the Parties terminate this Agreement in accordance with Section 5.1(a) or the condition set out in Section 4.2(a) is not satisfied, the Selling Shareholders shall refund the Deposit to the Investor within three Business Days after the Investor issues a notice to the Selling Shareholders.

ARTICLE III    COVENANTS, AGREEMENTS AND ACKNOWLEDGEMENTS

Section 3.1    Public Announcements and Filings. Each of the Investor and the Selling Shareholders shall make a full, fair and accurate Schedule 13D filing or amended Schedule 13D filing and shall be entitled to file a copy of this Agreement as an exhibit to its Schedule 13D filing or his or her amended Schedule 13D filing, respectively, with the SEC with respect to the transactions contemplated hereunder to the extent required by applicable Law. In addition, the Investor shall be entitled to disclose the transactions contemplated herein in accordance with the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited. Except as specifically provided above, no other written public release or announcement concerning the transactions contemplated hereby shall be issued by any Party without the prior written consent of the other Parties.

Section 3.2    Use of Names.

(a)    Except as contemplated by Section 3.1 or otherwise as required by applicable Law or applicable stock exchange regulation, none of the Selling Shareholders shall use, directly or indirectly, the Investor’s name or the name of any of the Affiliates of the Investor in any advertisement, announcement, press release or other similar communication without the prior written consent of the Investor.

(b)    Prior to the Closing, except as otherwise required by applicable Law or applicable stock exchange regulation, the Investor shall not use, directly or indirectly, the Company’s or any of the Selling Shareholders’ names or the name of any of the Affiliates of the Company in any advertisement, announcement, press release or other similar communication without the prior written consent of the Selling Shareholders.

Section 3.3    Investor Nominee(s). The Parties acknowledge that Mr. Koo and the Investor intend after Closing to discuss the possible appointment of a designee or designees of the Investor as a director(s) of the Board. The Parties acknowledge and agree that any such appointment is to be determined and made by the Company and subject to the approval of the Board or at the annual general meeting of the Company, as appropriate.

Section 3.4    Restricted Securities. Each of the Parties acknowledges and understands that the Shares to be sold and purchased under this Agreement have not been registered under the Securities Act.

Section 3.5    Regulation S. Each of the Parties acknowledges, understands and agrees that the sale and transfer of the Shares are being made in an “offshore transaction” as defined in Rule 902(h) of Regulation S under the Securities Act. Each of the Parties agrees that, as of each of the date of this Agreement and the date of the Closing, it (i) is not a “US Person” as defined in Regulation S under the Securities Act and (ii) has not, directly or indirectly, engaged in “directed selling efforts” as defined in Rule 902(c) of Regulation S under the Securities Act in connection with the transactions contemplated by the Transaction Documents. The Investor undertakes and agrees to comply with the “distribution compliance period” (as defined in Rule 902(f) of Regulation S under the Securities Act) requirements of Rule 903 of Regulation S under the Securities Act.

Section 3.6    Private Sale. The Investor acknowledges and agrees that, as of each of the date of this Agreement and the date of the Closing, (i) it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, (ii) it is an institutional investor sophisticated enough to evaluate the risks of the investment represented by the Shares and (iii) it is not purchasing the Shares with a view towards their being distributed in the United States. Each of the Parties acknowledges and agrees that, as of each of the date of this Agreement and the date of the Closing, it has not, directly or indirectly, solicited any offer to buy or offered the Shares by any form of “general solicitation” or “general advertising” (as those terms are used in Regulation D under the Securities Act).

Section 3.7    Investment Decision. Each of the Parties acknowledges and agrees that it has independently and without reliance upon the other Parties, and based on such information as such Party has deemed appropriate, made its own analysis and decision to enter into this Agreement. Each of the Parties acknowledges and agrees that, as of each of the date of this Agreement and the date of the Closing, the other Parties have not given such Party any investment advice, credit information or opinion on whether the execution, delivery and performance by such Party of this Agreement or each other Transaction Document to such Party is a party, and the consummation of the transactions contemplated hereby and thereby, is prudent.

Section 3.8    Due Diligence and Access to Information. The Investor hereby acknowledges and confirms that it will have an opportunity to conduct a due diligence investigation in relation to the Group and that its obligation to consummate the transactions contemplated by this Agreement and each other Transaction Document is subject to its prior satisfaction with the results of such due diligence investigation as set out in Section 4.2(a). In making its decision to enter into this Agreement and to complete the acquisition of the Shares from the Selling Shareholders hereunder, the Investor hereby further acknowledges and confirms that (i) it has had access to and carefully reviewed the Form 20-F and all subsequent SEC Filings of the Company, (ii) it has adequate access to the other reports, schedules, forms, statements and documents filed with or furnished to the SEC under the Securities Act or the Exchange Act by the Company and has, or prior to Closing will have, carefully reviewed such other reports, schedules, forms, statements and documents and conducted such due diligence investigations as it has or will have determined is necessary or appropriate and (iii) it has, or prior to Closing will have, had the opportunity to ask questions regarding the business of the Group and receive answers to such questions. The Investor is not relying on any statement, representation or warranty of any Selling Shareholder made in connection with the transactions contemplated by this Agreement and the other Transaction Documents other than statements contained herein and therein.

ARTICLE IV    CONDITIONS TO CLOSING

Section 4.1    Conditions to Obligations of the Selling Shareholders. The obligations of the Selling Shareholders to consummate the transactions contemplated by this Agreement and each other Transaction Document to which each Selling Shareholder is a party to be consummated at the Closing are subject to the satisfaction on or prior to the Closing of the conditions set forth below unless waived in writing by the Selling Shareholders.

(a)    Consents; No Order. The Investor shall have obtained, taken or made any and all consents of, action in respect of, or filings, submissions or registrations with, or notifications to, any Governmental Authority or any other Person necessary or appropriate for consummation of the purchase of that portion of Shares and the consummation of the other transactions contemplated by the Transaction Documents to be consummated on or prior to the date of the Closing, all of which shall be in full force and effect. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions

(b)    Transaction Documents. The Investor shall have executed and delivered each of the Transaction Documents to which it is a party.

(c)    Other Closing Deliveries. The Investor shall have delivered the Purchase Price as set forth in Section 2.4(b).

Section 4.2    Conditions to Obligations of the Investor. The obligations of the Investor to consummate the transactions contemplated by this Agreement and each other Transaction Document to which the Investor is a party to be consummated at the Closing are subject to the satisfaction on or prior to the Closing of the conditions set forth below unless waived in writing by the Investor.

(a)    Completion of Due Diligence. The Investor shall have completed, and be satisfied with the results of, its due diligence investigation in relation to the Group.

(b)    No Suspension. No stop order or suspension of trading shall have been imposed by NYSE, the SEC or any other Governmental Authority with respect to public trading in the Common Shares.

(c)    Transaction Documents. Each of the Selling Shareholders shall have executed and delivered each of the Transaction Documents to which such Party is a party.

(d)    Other Closing Deliveries. Each of the Selling Shareholders shall have delivered the letter of instruction set forth in Section 2.3(b).

ARTICLE V    TERMINATION

Section 5.1    Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of the Selling Shareholders and the Investor;

(b)    by any of the Selling Shareholders or the Investor, upon written notice to the other Party or Parties, if any Governmental Authority shall have issued any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement from being completed on or before August 11, 2017;

(c)    by the Investor in the event of any material breach of any covenant or agreement of any Selling Shareholder contained herein and the failure of such Selling Shareholder to cure such breach within seven (7) days after receipt of written notice from the Investor requesting such breach to be cured; or

(d)    by any Selling Shareholder in the event of any material breach of any covenant or agreement of the Investor contained herein and the failure of the Investor to cure such breach within seven (7) days after receipt of written notice from the relevant Selling Shareholder requesting such breach to be cured.

Section 5.2    Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 5.1 shall give written notice of such termination to the other Parties.

Section 5.3    Effect of Termination. In the event of termination of this Agreement as provided in Section 5.1, this Agreement shall forthwith become null and void and there shall be no liability on the part of any Party except for this Section 5.3 and Article VI and Article VII, each of which shall survive termination; provided, however, nothing herein shall relieve any Party from liability for any breach of any of the covenants or agreements set forth in this Agreement occurring prior to such termination.

ARTICLE VI    SURVIVAL OF COVENANTS AND AGREEMENTS

Section 6.1    Survival of Covenants and Agreements. The covenants and agreements of any Party contained in this Agreement shall survive the Closing until they are terminated, whether by performance thereof, their express terms or as a matter of applicable Law; provided, however, such expiration shall not affect the rights of any Party to seek recovery of liabilities arising out of any fraud, willful breach or intentional misrepresentation.

ARTICLE VII    GENERAL PROVISIONS

Section 7.1    Further Assurances. Each Party agrees that it shall, from time to time on or after the date hereof, do, execute, acknowledge and deliver, and will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, certificates, bills of sale, assignments, transfers, conveyances, powers of attorney, assurances and other documents as may be reasonably requested by any other Party in order to effectuate the transactions contemplated hereby.

Section 7.2    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 7.3    Entire Agreement. This Agreement and the other Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof. For the avoidance of doubt, this Agreement shall terminate and supersede entirely the Letter of Intent.

Section 7.4    Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by any Party without the express written consent of the other Parties, except that the Investor may assign all or any of its rights and obligations hereunder without consent to any of its Affiliates or any permitted transferee of the Shares. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 7.5    Amendment; Waiver. No modification, amendment or waiver of any provision of this Agreement shall be effective unless such modification, amendment or waiver is approved in writing by each of the Parties. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 7.6    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.7    No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly provided under this Agreement.

Section 7.8    Expenses. The Selling Shareholders shall be responsible for the third party fee separately disclosed to the Investor. Except as otherwise specified in the first sentence of this Section 7.8, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 7.9    Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by courier service, fax, electronic mail or similar means to the address set forth below (or at such other address as such Party may designate by ten (10) days’ advance written notice to the other Parties given in accordance with this Section 7.9). Where a notice is given personally, delivery shall be deemed to have been effected on receipt (or when delivery is refused). Where a notice is sent by courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending through an internationally-recognized courier the notice, with a confirmation of delivery, and to have been effected on receipt (or when delivery is refused). Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid if sent during normal business hours of the recipient on a Business Day thereof and otherwise on the next Business Day thereof.

(a) If to the Selling Shareholders:

with a copy to:

Facsimile:

and

Attention:

Facsimile:

Email:

(b) If to the Investor:

Attention:

Facsimile:

Section 7.10    Governing Law. This Agreement shall be governed by and construed under the Laws of Hong Kong, without regard to principles of conflict of Laws thereunder, except to the extent the Laws of British Virgin Islands and the Securities Laws apply mandatorily.

Section 7.11    Jurisdiction of Hong Kong Courts. The Parties submit to the exclusive jurisdiction of the Hong Kong courts and each Party waives any objection to proceedings in Hong Kong on the grounds of venue or inconvenient forum.

Section 7.12    Confidentiality. Each Party shall keep confidential the terms of this Agreement and each other Transaction Document and the transactions contemplated hereby and thereby and will not disclose or discuss any such information without the prior approval of the other Parties, except in the following circumstances:

(a)    to the extent such information becomes public knowledge, other than as a result of a breach of any provision of this Agreement by the Party disclosing or using such information;

(b)    to the extent required by law; and

(c)    to the extent required by the requirements of a stock exchange on which the Company’s securities or the Investor’s securities are listed;

provided that the Parties shall be entitled to disclose the terms of this Agreement and the other Transaction Documents to the auditors, accountants, financial advisors and legal advisors of each Party who are involved in the preparation and negotiation of the Transaction Documents, the Company and the officers, directors and employees of the Company.

Section 7.13    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 7.14    Execution. The Parties have agreed to execute and deliver this Agreement in Macau.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Share Purchase Agreement to be executed in Macau as of the date first written above by their respective duly authorized representative.

SIGNED by Ming Kown KOO in the presence of:	) ) ) ) ) ) )	Name: Ming Kown KOO

Signature of witness:

Name:

Title:
SIGNED by Sui Sin CHO in the presence of:	) ) ) ) ) ) )	Name: Sui Sin CHO

Signature of witness:

Name:

Title:

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Share Purchase Agreement to be executed in Macau as of the date first written above by their respective duly authorized representative.

SIGNED by , duly authorized for and on behalf of KAISA GROUP HOLDINGS LIMITED in the presence of:	) ) ) ) ) ) )	Name: Title:

Signature of witness:

Name:

Title:

[Signature Page to Share Purchase Agreement]

EXHIBIT A

INSTRUMENT OF TRANSFER

Nam Tai Property Inc. (the “Company”)

THIS INSTRUMENT is made this     day of             , 2017 by and between:

1. Ming Kown KOO and Sui Sin CHO (                    ) (the “Transferors”) and,

2. Greater Sail Limited (                    ) (the “Transferee”)

WHEREBY the Transferors, in consideration of US$110,574,035 do hereby transfer to the Transferee 6,504,355 SHARES standing in their name in the books of the Company TO HOLD the same unto the said Transferee and its assigns subject to the several conditions on which the Transferors held the same on the execution hereof and the Transferee agrees to take the said shares subject to the same conditions.

IN WITNESS WHEREOF the parties hereto have hereunto set their hands the day and year first above written.

Transferors	Transferee

Ming Kown KOO	Greater Sail Limited

(Witness)	(Witness)

Sui Sin CHO

(Witness)